PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	SEPTEMBER 25, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes Unilever's Purchase of

Algae-Produced Oil from Solazyme

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, notes an article in The New York Times discussing the purchase by Unilever, the consumer products giant, of large amounts of oil from Solazyme, Inc., a start-up company that bioengineers algae to produce oils, proteins and complex sugars.

Unilever said it would use the oil for its personal care products, which include Dove and Brylcreem. The agreement, under which Unilever plans to buy roughly three million gallons of the algae-produced oil over 12 to 18 months starting early next year, is part of its aim to double the size of its business while reducing its overall environmental footprint. For Solazyme, the agreement represents an important step as it ramps up to commercial-scale production. Originally conceived as a fuel business, Solazyme has focused on making oils for products with higher profit margins like personal care, food and petrochemicals. The Unilever oil, developed in a five-year partnership with Solazyme, will be made at a plant it built in Brazil with Bunge, a leading agribusiness and food company. When fully operational, the plant could produce roughly 30 million gallons of oil a year. The article in The New York Times can be accessed at http://www.nytimes.com/2013/09/25/business/energy-environment/unilever-to-buy-oil-derived-from-algae-from-solazyme.html?_r=0.

Harris & Harris Group is an investor in publicly traded Solazyme, Inc., and was its first institutional investor in 2004.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.facebook.com and www.nytimes.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.